Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
FIRST QUARTER 2010 RESULTS
Houston, Texas, April 22, 2010 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the first quarter of 2010 of $290.9 million, or $2.09 per share on a diluted basis, compared with net income of $348.6 million, or $2.51 per share on a diluted basis, in the same period a year earlier. Revenues in the first quarter of 2010 were $859.7 million, compared with revenues of $885.7 million for the first quarter of 2009.
In addition, in a related statement today, the Company announced its regular quarterly dividend of $0.125 per share of common stock, and a special dividend of $1.375 per share of common stock. The special dividend represents a reduction of $0.50 per share from the previous special dividend, reflecting current and anticipated industry conditions, including a decline in renewal contract dayrates from peak levels. The Company also considers it prudent at this time to retain cash for potential rig acquisition opportunities and other corporate purposes.
Larry Dickerson, President and CEO, stated, “Since Diamond Offshore began paying a special dividend in January 2006, we have paid out to shareholders total dividends of $23.88 per share, or approximately $3.3 billion. These dividend payments are an important part of our efforts to enhance shareholder value, and our revised special quarterly dividend continues these efforts while maintaining the Company’s financial strength and strategic flexibility.”
Mr. Dickerson continued, “We believe that the new level of special quarterly dividend can be maintained at least through 2010, although any decision by our Board to declare a special dividend, as well as the amount of any special dividend that may be declared, will be based on the Company’s financial position, earnings, earnings outlook, capital spending plans, and other relevant factors at that time.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its first quarter 2010 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on April 22, 2010 beginning at 9:00 a.m. Central Daylight Time. The online replay will follow immediately and continue for the remainder of the calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenues:
Contract drilling	$844,438	$855,708
Revenues related to reimbursable expenses	15,243	30,012

Total revenues	859,681	885,720

Operating expenses:
Contract drilling	305,127	297,747
Reimbursable expenses	14,705	29,715
Depreciation	97,402	85,062
General and administrative	16,654	16,315
Gain on disposition of assets	(884)	(55)

Total operating expenses	433,004	428,784

Operating income	426,677	456,936

Other income (expense):
Interest income	1,282	576
Interest expense	(22,321)	(1,117)
Foreign currency transaction gain (loss)	461	(4,125)
Other, net	(87)	1,067

Income before income tax expense	406,012	453,337

Income tax expense	(115,159)	(104,756)

Net income	$290,853	$348,581

Earnings per share:
Basic	$2.09	$2.51

Diluted	$2.09	$2.51

Weighted average shares outstanding:
Shares of common stock	139,026	139,001
Dilutive potential shares of common stock	103	63

Total weighted average shares outstanding	139,129	139,064

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2010	2009

REVENUES
High Specification Floaters	$383,788	$312,134
Intermediate Semisubmersibles	380,701	417,000
Jack-ups	79,949	126,574

Total Contract Drilling Revenue	$844,438	$855,708

Revenues Related to Reimbursable Expenses	$15,243	$30,012

CONTRACT DRILLING EXPENSE
High Specification Floaters	$109,155	$93,628
Intermediate Semisubmersibles	138,599	130,715
Jack-ups	52,528	68,918
Other	4,845	4,486

Total Contract Drilling Expense	$305,127	$297,747

Reimbursable Expenses	$14,705	$29,715

OPERATING INCOME
High Specification Floaters	$274,633	$218,506
Intermediate Semisubmersibles	242,102	286,285
Jack-ups	27,421	57,656
Other	(4,845)	(4,486)
Reimbursable expenses, net	538	297
Depreciation	(97,402)	(85,062)
General and administrative expense	(16,654)	(16,315)
Gain on disposition of assets	884	55

Total Operating Income	$426,677	$456,936

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$306,054	$376,417

Marketable securities	650,756	400,853

Accounts receivable, net of provision for bad debts	797,932	791,023

Prepaid expenses and other	146,913	155,077

Total current assets	1,901,655	1,723,370
Drilling and other property and equipment, net of accumulated depreciation	4,414,387	4,432,052

Other assets	408,761	108,839

Total assets	$6,724,803	$6,264,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Payable for marketable securities purchased	$99,989	$—

Other current liabilities	724,737	413,475

Total current liabilities	824,726	413,475

Long-term debt	1,495,428	1,495,375

Deferred tax liability	540,669	546,024

Other liabilities	220,837	178,745

Stockholders’ equity	3,643,143	3,630,642

Total liabilities and stockholders’ equity	$6,724,803	$6,264,261

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	First Quarter		Fourth Quarter		First Quarter
	2010		2009		2009
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
			(Dayrate in thousands)
High Specification Floaters	$400	79%	$388	81%	$360	80%
Intermediate Semis	$276	78%	$280	78%	$283	85%
Jack-ups	$100	63%	$112	63%	$131	73%